Exhibit 10.21

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into this 11th day of September, 2020, by and between AMC Entertainment Holdings, Inc., a Delaware corporation (the “Company”), and Nicole Denson-Randolph (the “Officer”).

RECITALS

THE PARTIES ENTER THIS AGREEMENT on the basis of the following facts, understandings and intentions:

A.The Company desires to obtain the services of the Officer on the terms and conditions set forth in this Agreement.
B.This Agreement shall govern the employment relationship between the Officer and the Company and supersedes and negates all previous agreements with respect to such relationship.
C.The Officer desires to be employed by the Company on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the above recitals incorporated herein and the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties agree as follows:

1.Retention and Duties.

1.1

Retention. The Company does hereby hire, engage and employ the Officer beginning on the date first set forth above (the “Effective Date”), and concluding on the last day of the Period of Employment (as such term is defined in Section 2) on the terms and conditions expressly set forth in this Agreement. The Officer does hereby accept and agree to such hiring, engagement and employment, on the terms and conditions expressly set forth in this Agreement. Officer’s employer of record will be Company’s wholly owned subsidiary, American Multi-Cinema, Inc.

1.2

Duties. During the Period of Employment, the Officer shall serve the Company as its Senior Vice President, Content Strategy & Inclusive Programming and shall have the powers, authorities, duties and obligations of management usually vested in such position of a company of a similar size and similar nature as the Company, and such other powers, authorities, duties and obligations commensurate with such position as the Company’s Board of Directors (the “Board”) or the Company’s Chief Executive Officer may assign from time to time, all subject to the directives of the Board and the corporate policies of the Company as they are in effect from time to time throughout the Period of Employment (including, without limitation, the Company’s business conduct and ethics policies, as they may change from time to time).

1.3

No Other Employment; Minimum Time Commitment. During the Period of Employment, the Officer shall (i) devote substantially all of the Officer’s business time, energy and skill to the performance of the Officer’s duties for the Company, (ii) perform such duties in a faithful, effective and efficient manner to the best of her abilities, and (iii) hold no other employment. The Officer’s service on the boards of directors (or similar body) of other for-profit business entities is subject to the approval of the Board or the Company’s Chief Executive Officer. The Company shall have the right to require the Officer to resign from any board or similar body (including, without limitation, any association, corporate, civic or charitable board or similar body) on which Officer may then serve if the Board or the Company’s Chief Executive Officer reasonably determines that the Officer’s service on such board or body interferes with the effective discharge of the Officer’s duties and responsibilities to the Company or that any business related to such service is then in competition with any business of the Company or any of its Affiliates (as such term is defined in Section 5.5), successors or assigns.

1.4No Breach of Contract. The Officer hereby represents to the Company that: (i) the execution and delivery of this Agreement by the Officer and the Company and the performance by the Officer of the Officer’s duties hereunder do not and shall not constitute a breach of, conflict with, or otherwise contravene or cause a default under, the terms of any other agreement or policy to which the Officer is a party or otherwise bound or any judgment, order or decree to which the Officer is subject; (ii) the Officer has no information (including, without limitation, confidential information and trade secrets) relating to any other Person (as such term is defined in Section 5.5) which would prevent, or be violated by, the Officer entering into this Agreement or carrying out their duties hereunder; (iii) the Officer is not bound by any employment, consulting, non-compete, confidentiality, trade secret or similar agreement with any other Person; and (iv) the Officer understands the Company will rely upon the accuracy and truth of the representations and warranties of the Officer set forth herein and the Officer consents to such reliance.

1.5Location. The Officer’s principal place of employment shall be in the metropolitan Los Angeles, California. The Officer agrees that she will be regularly present at that office. The Officer acknowledges that she will be required to travel from time to time in the course of performing her duties for the Company including periodically to Leawood, Kansas and Beijing, China.

2.	Period of Employment. The “Period of Employment” shall be a period of two (2) years commencing on the Effective Date and ending at the close of business on the second anniversary of the Effective Date (the “Termination Date”); provided, however, that this Agreement shall be automatically renewed, and the Period of Employment shall be automatically extended, for one (1) additional year on the Termination Date and each anniversary of the Termination Date thereafter. The term “Period of Employment” shall include any extension thereof pursuant to the preceding sentence. Notwithstanding the foregoing, the Period of Employment is subject to earlier termination as provided below in this Agreement.
3.	Compensation.

3.1Base Salary. During the Period of Employment, the Company shall pay the Officer a base salary (the “Base Salary”), which shall be paid in accordance with the Company’s regular payroll practices in effect from time to time, but not less frequently than monthly. The Officer’s Base Salary shall be at an annualized rate of two hundred eighty thousand dollars ($280,000). Officer will also receive a market allowance at an annualized rate of seventeen thousand dollars ($17,000) (“Market Allowance”). The Board (or a committee thereof) will review the Officer’s rate of Base Salary on an annual basis and may, in its sole discretion, increase (but not decrease) the rate then in effect.

3.2Incentive Bonus. The Officer shall be eligible to receive an incentive bonus for each fiscal year of the Company that occurs during the Period of Employment (“Incentive Bonus”); provided, that the Officer must be employed by the Company at the end of the fiscal year in order to be eligible for an Incentive Bonus with respect to that fiscal year. If the Officer is not so employed at such time, she shall not be considered to have “earned” any Incentive Bonus with respect to the fiscal year in question. Any Incentive Bonus shall be paid to the Officer in the immediately following fiscal year at the same time that the Company pays its annual bonuses to officers generally. The Officer’s target Incentive Bonus amount for a particular fiscal year of the Company shall be determined by the Company in its sole discretion, based on performance objectives (which may include corporate, business unit or division, financial, strategic, individual or other objectives) established with respect to that particular fiscal year by Company.

3.3	Long Term Incentives. The Officer will be considered for long term incentive awards on terms and conditions established by the Board.

3.4Clawback. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation or any other compensation paid to the Officer pursuant to this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company (whether in existence as of the Effective Date or later adopted) pursuant to any such law, government regulation or stock exchange listing requirement or otherwise).

4.Benefits.

4.1Retirement, Welfare and Fringe Benefits. During the Period of Employment, the Officer

shall be entitled to participate in all retirement and welfare benefit plans and programs, and fringe benefit plans and programs, made available by the Company to the Company’s executive officers generally, in accordance with the eligibility and participation provisions of such plans and as such plans or programs may be in effect from time to time.

4.2Reimbursement of Business Expenses. The Officer is authorized to incur reasonable expenses in carrying out the Officer’s duties for the Company under this Agreement and shall be entitled to reimbursement for all reasonable business expenses that the Officer incurs during the Period of Employment in connection with carrying out the Officer’s duties for the Company, subject to the Company’s expense reimbursement policies and any pre-approval policies in effect from time to time.

4.3Vacation and Other Leave. During the Period of Employment, the Officer’s annual rate of vacation accrual shall conform with Company’s vacation policies in effect from time to time. The Officer shall also be entitled to all other holiday and leave pay generally available to other Officers of the Company.

5.Termination.

5.1Termination by the Company. The Officer’s employment by the Company, and the

Period of Employment, may be terminated at any time by the Company: (i) with Cause (as such term is defined in Section 5.5), or (ii) without Cause, or (iii) in the event of the

Officer’s death, or (iv) in the event that the Board determines in good faith that the Officer has a Disability (as such term is defined in Section 5.5).

5.2Termination by the Officer. The Officer’s employment by the Company, and the Period of Employment, may be terminated by the Officer with no less than ninety (90) days’ advance written notice to the Company (such notice to be delivered in accordance with Section 16); provided, however, that in the case of a termination with Good Reason, the Officer may provide immediate written notice of termination once the applicable cure period (as contemplated by the definition of Good Reason) has lapsed if the Company has not reasonably cured the circumstances that gave rise to the basis for the termination with Good Reason.

5.3Benefits Upon Termination. If the Officer’s employment by the Company is terminated during the Period of Employment for any reason by the Company or by the Officer (in any case, the date that the Officer’s employment by the Company terminates is referred to as the “Severance Date”), the Company shall have no further obligation to make or provide to the Officer, and the Officer shall have no further right to receive or obtain from the Company, any payments or benefits except as follows:

(a)The Company shall pay the Officer (or, in the event of her death, the Officer’s estate) any Accrued Obligations (as such term is defined in Section 5.5);
(b)If, during the Period of Employment, the Officer’s employment with the Company terminates as a result of an Involuntary Termination, the Company shall pay the Officer (in addition to the Accrued Obligations), subject to tax withholding and other authorized deductions, an amount equal to one (1) times her annualized Base Salary plus Market Allowance. Such amount is referred to hereinafter as the “Severance Benefit.” Subject to Section 5.8(a), the Company shall pay the Severance Benefit to the Officer in substantially equal installments in accordance with the Company’s standard payroll practices over a period of twelve (12) consecutive months, with the first installment payable on the last day of the month following the month in which the Officer’s Separation from Service (as such term is defined in Section 5.5) occurs. (For purposes of clarity, each such installment shall equal the applicable fraction of the aggregate Severance Benefit. For example, if such installments were to be made on a monthly basis, each installment would equal 1/12th of the Severance Benefit.) For the avoidance of doubt, the Severance Benefit is not subject to a duty to mitigate or an offset based on compensation earned after such Involuntary Termination.
(c)Notwithstanding the foregoing provisions of this Section 5.3, if the Officer breaches her obligations under Section 6 or under any other agreement that imposes restrictions with respect to the Officer’s activities at any time, from and after the date of such breach and not in any way in limitation of any right or remedy otherwise available to the Company, the Officer will no longer be entitled to, and the Company will no longer be obligated to pay, any remaining unpaid portion of the Severance Benefit; provided that, if the Officer provides the release contemplated by Section 5.4, in no event shall the Officer be entitled to a Severance Benefit payment of less than $5,000, which amount the parties agree is good and adequate consideration, standing alone, for the Officer’s release contemplated by Section 5.4.
(d)The foregoing provisions of this Section 5.3 shall not affect: (i) the Officer’s receipt of any benefits otherwise due terminated employees under group insurance coverage consistent with the terms of an applicable Company welfare benefit plan; (ii) the Officer’s rights to continued health coverage under COBRA; (iii) the Officer’s receipt of benefits otherwise due in accordance with the terms of the Company’s 401(k) plan (if any); or (iv) the Officer’s rights (if any) to stock options or other equity-based awards or incentive previously granted, which shall be governed by the terms of the applicable equity incentive plan and award documents.

5.4Release; Exclusive Remedy.

(a)This Section 5.4 shall apply notwithstanding anything else contained in this Agreement. As a condition precedent to payment of the Severance Benefit, the Officer shall, prior to the last day of the month following the month in which Executive’s Separation from Service (as such term is defined in Section 5.5) occurs, provide the Company and its Affiliates with a valid, executed general release agreement in a form acceptable to the Company (which form shall be substantially in the same form as that attached hereto as Exhibit A), and such release agreement shall have not been revoked or remain revocable by the Officer pursuant to any revocation rights afforded by applicable law.
(b)The Officer agrees that the payments and benefits contemplated by Section 5.3  shall constitute the exclusive and sole remedy for any termination of her employment and the Officer covenants not to assert or pursue any other remedies, at law or in equity, with respect to any termination of employment. The Officer agrees to resign, on the Severance Date, as an officer and director of the Company and any Affiliate of the Company, and as a fiduciary of any benefit plan of the Company or any Affiliate of the Company, and to promptly execute and provide to the Company any further documentation, as requested by the Company, to confirm such resignation.

5.5Certain Defined Terms.

(a)As used herein, “Accrued Obligations” means:

(i)any Base Salary that had accrued but had not been paid on or before the Severance Date;
(ii)any Incentive Bonus for a completed fiscal year that has not yet been paid, to the extent the Officer is eligible for any such Incentive Bonus for such fiscal year; and
(iii)any reimbursement due to the Officer pursuant to Section 4.2 for expenses reasonably incurred by the Officer on or before the Severance Date and documented and pre-approved, to the extent applicable, in accordance with the Company’s expense reimbursement policies in effect at the applicable time.

(b)As used herein, “Affiliate” of the Company means a Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company. As used in this definition, the term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a Person. The term

“Affiliate” shall not include any entity that would not otherwise be an Affiliate of the Company but for the controlling ownership interest of Dalian Wanda Group Co., Ltd. or its successors or related investment funds.

(c)As used herein, “Cause” shall mean, as reasonably determined by the Board (excluding the Officer, if she is then a member of the Board) or Company’s Chief Executive Officer based on the information then known to it, that one or more of the following has occurred:

(i)the Officer has committed a felony (under the laws of the United States or any relevant state, or a similar crime or offense under the applicable laws of any relevant foreign jurisdiction);
(ii)the Officer has engaged in acts of fraud, dishonesty, gross negligence or other misconduct including abuse of controlled substances, that is injurious to the Company, its Affiliates or any of their customers, clients or employees;
(iii)the Officer willfully fails to perform or uphold her duties under this Agreement and/or willfully fails to comply with reasonable directives of the Board or Company’s Chief Exeutive Officer, in either case, that is not remedied by the Officer within fifteen (15) days after written notice thereof has been delivered to the Officer; or
(iv)any breach by the Officer of any provision of Section 6, or any material breach by the Officer of any other contract she is a party to with the Company or any of its Affiliates including the code of ethics or another material written policy.

(d)As used herein, “Good Reason” shall mean a termination of the Officer’s employment by means of resignation by the Officer after the occurrence (without the Officer’s consent) of any one or more of the following conditions:

(i)a material diminution in the Officer’s rate of Base Salary;
(ii)a material diminution in the Officer’s authority, duties, or responsibilities;
(iii)a material change in the geographic location of the Officer’s principal office with the Company (for this purpose, in no event shall a relocation of such office to a new location that is not more than fifty (50) miles from the current location of the Company’s executive offices constitute a “material change”); or
(iv)a material breach by the Company of this Agreement;

provided, however, that any such condition or conditions, as applicable, shall not constitute grounds for a termination with Good Reason unless (x) the Officer provides written notice to the Company of the condition claimed to constitute grounds for a termination with Good Reason within thirty (30) days after the initial existence of such condition(s) (such notice to be delivered in accordance with Section 16), and (y) the Company fails to remedy such condition(s) within thirty (30) days of receiving such written notice thereof; and (z) the termination of the Officer’s employment with the Company shall not constitute a termination with Good Reason unless such termination occurs not more than one hundred and twenty (120) days following the initial existence of the condition claimed to constitute grounds for a termination with Good Reason.

(e)As used herein, “Disability” shall mean a physical or mental impairment which, as reasonably determined by the Board, renders the Officer unable to perform the essential functions of their employment with the Company, even with reasonable accommodation that does not impose an undue hardship on the Company, for more than 90 days in any 180-day period, unless a longer period is required by federal or state law, in which case that longer period would apply.
(f)As used herein, “Involuntary Termination” shall mean (i) a termination of the Officer’s employment by the Company without Cause (and other than due to Officer’s death or in connection with a good faith determination by the Board that the Officer has a Disability), or (ii) a termination with Good Reason.
(g)As used herein, the term “Person” shall be construed broadly and shall include, without limitation, an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.
(h)As used herein, a “Separation from Service” occurs when the Officer dies, retires, or otherwise has a termination of employment with the Company that constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder.
5.6

Notice of Termination. Any termination of the Officer’s employment under this Agreement shall be communicated by written notice of termination from the terminating party to the other party. This notice of termination must be delivered in accordance with Section 16 and must indicate the specific provision(s) of this Agreement relied upon in effecting the termination.

5.7Limitation on Benefits.

(a)To the extent that any payment, benefit or distribution of any type to or for the benefit of the Officer by the Company or any of its Affiliates, whether paid or payable, provided or to be provided, or distributed or distributable pursuant to the terms of this Agreement or otherwise (including, without limitation, any accelerated vesting of stock options or other equity-based awards or incentives) (collectively, the “Total Payments”) would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), then the Company shall submit for the vote of the stockholders of the Company (the “Stockholders”) the payments to the Officer in a manner that complies with the requirements of Section 280G(b)(5)(B) of the Code and the Treasury Regulations promulgated thereunder. It shall be a prerequisite to the Company’s obligations under this Section 5.7(a) that the Officer shall have executed a valid waiver in a form reasonably satisfactory to the Company and sufficient to enable the Stockholders’ approval to have the effect that no payments to the Officer would be subject to the excise tax under Section 4999 of the Code. If the exemption described in Section 280G(b)(5)(B) of the Code and the Treasury Regulations promulgated thereunder does not apply, then the procedures set forth in Section 5.7(b) and Section 5.7(c) hereof shall apply.

(b)Notwithstanding anything contained in this Agreement to the contrary, to the extent that the Total Payments would be subject to Section 4999 of the Code, then the Total Payments shall be reduced (but not below zero) so that the maximum amount of the Total Payments (after reduction) shall be one dollar ($1.00) less than the amount which would cause the Total Payments to be subject to the excise tax imposed by Section 4999 of the Code. Unless the Officer shall have given prior written notice to the Company to effectuate a reduction in the Total Payments that complies with the requirements of Section 409A of the Code to avoid the imputation of any tax, penalty or interest thereunder, the Company shall reduce or eliminate the Total Payments by first reducing or eliminating any cash severance benefits (with the payments to be made furthest in the future being reduced first), then by reducing or eliminating any accelerated vesting of stock options or similar awards, then by reducing or eliminating any other remaining Total Payments. The preceding provisions of this Section 5.7(b) shall take precedence over the provisions of any other plan, arrangement or agreement governing the Officer’s rights and entitlements to any benefits or compensation.
(c)Any determination that Total Payments to the Officer must be reduced or eliminated in accordance with Section 5.7(b) and the assumptions to be utilized in arriving at such determination, shall be made by the Board in the exercise of its reasonable, good faith discretion based upon the advice of such professional advisors it may deem appropriate in the circumstances. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Board hereunder, it is possible that Total Payments to the Officer which will not have been made by the Company should have been made (“Underpayment”). If an Underpayment has occurred, the amount of any such Underpayment shall be promptly paid by the Company to or for the benefit of the Officer. In the event that any Total Payment made to the Officer shall be determined to otherwise result in the imposition of any tax under Section 4999 of the Code, then the Officer shall promptly repay to the Company the amount of any such Underpayment together with interest on such amount (at the same rate as is applied to determine the present value of payments under Section 280G of the Code or any successor thereto), from the date the reimbursable payment was received by the Officer to the date the same is repaid to the Company.

5.8Section 409A.

(a)If the Officer is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of the Officer’s Separation from Service and the Severance Benefit or any other amount payable under this Agreement constitutes deferred compensation within the meaning of Section 409A of the Code, the Officer shall not be entitled to such Severance Benefit or other amount until the earlier of (i) the date which is six (6) months after her Separation from Service for any reason other than death, or (ii) the date of the Officer’s death. The provisions of this paragraph shall apply only if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A of the Code after taking into account all applicable exemptions available thereunder. Any amounts otherwise payable to the Officer upon or in the six (6) month period following the Officer’s Separation from Service that are not so paid by reason of this Section 5.8(a)  shall be paid (without interest) as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after the Officer’s Separation from Service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of the Officer’s death).

(b)It is intended that any amounts payable under this Agreement and the Company’s and the Officer’s exercise of authority or discretion hereunder shall comply with and avoid the imputation of any tax, penalty or interest under Section 409A of the Code. This Agreement shall be construed and interpreted consistent with that intent. Nothing contained herein is intended to provide a guarantee of tax treatment to the Officer. For purposes of Section 409A of the Code, the Officer’s right to receive installment payments pursuant to Section 5.3(b) shall be treated as a right to receive a series of separate and distinct payments.

6.Protective Covenants.

6.1Confidential Information; Inventions.

(a)The Officer shall not disclose or use at any time, either during the Period of Employment or thereafter, any confidential information (as defined below) of which the Officer is or becomes aware, whether or not such information is developed by her, except to the extent that such disclosure or use is directly related to and required by the Officer’s performance in good faith of duties for the Company. The Officer will take all appropriate steps to safeguard confidential information in her possession and to protect it against disclosure, misuse, espionage, loss and theft. The Officer shall deliver to the Company at the termination of the Period of Employment, or at any time the Company may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to the confidential information or the Work Product (as hereinafter defined) of the business of the Company or any of its Affiliates which the Officer may then possess or have under her control. Notwithstanding the foregoing, the Officer may truthfully respond to a lawful and valid subpoena or other legal process, but shall give the Company the earliest possible notice thereof, shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought, and shall assist the Company and such counsel in resisting or otherwise responding to such process.
(b)As used in this Agreement, the term “Confidential Information” means information that is not generally known to the public and that is used, developed or obtained by the Company or its Affiliates in connection with their respective businesses, including, but not limited to, information, observations and data obtained by the Officer while employed by the Company or any predecessors thereof (including those obtained prior to the Effective Date) concerning (i) the business or affairs of the Company or its Affiliates (or such predecessors), (ii) products or services, (iii) fees, costs, compensation and pricing structures, (iv) designs, (v) analyses, (vi) drawings, photographs and reports, (vii) computer software, including operating systems, applications and program listings, (viii) flow charts, manuals and documentation, (ix) data bases, (x) accounting and business methods, (xi) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xii) customers and clients and customer or client lists, (xiii) other copyrightable works, (xiv) all production methods, processes, technology and trade secrets, and (xv) all similar and related information in whatever form. Confidential Information will not include any information that has been published (other than a disclosure by the Officer in breach of this Agreement) in a form generally available to the public prior to the date the Officer proposes to disclose or use such information. Confidential Information will not be deemed to have been published merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.

(c)As used in this Agreement, the term “Work Product” means all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, logos and all similar or related information (whether patentable or unpatentable, copyrightable, registerable as a trademark, reduced to writing, or otherwise) which relates to the Company’s or any of its Affiliates’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by the Officer (whether or not during usual business hours, whether or not by the use of the facilities of the Company or any of its Affiliates, and whether or not alone or in conjunction with any other person) while employed by the Company (including those conceived, developed or made prior to the Effective Date) together with all patent applications, letters patent, trademark, trade name and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing. All Work Product that the Officer may have discovered, invented or originated during her employment by the Company or any of its Affiliates prior to the Effective Date, that she may discover, invent or originate during the Period of Employment or at any time in the period of twelve (12) months after the Severance Date, shall be the exclusive property of the Company and its Affiliates, as applicable, and Officer hereby assigns all of Officer’s right, title and interest in and to such Work Product to the Company or its applicable Affiliate, including all intellectual property rights therein. Officer shall promptly disclose all Work Product to the Company, shall execute at the request of the Company any assignments or other documents the Company may deem necessary to protect or perfect its (or any of its Affiliates’, as applicable) rights therein, and shall assist the Company (or any of its Affiliates, as applicable), at the Company’s expense, in obtaining, defending and enforcing the Company’s (or any of its Affiliates’, as applicable) rights therein. The Officer hereby appoints the Company as her attorney-in-fact to execute on her behalf any assignments or other documents deemed necessary by the Company to protect or perfect the Company’s (and any of its Affiliates’, as applicable) rights to any Work Product.

6.2Intentionally Omitted.

6.3Non-Solicitation of Employees and Consultants. During the Period of Employment and

for a period of twelve (12) months after the Severance Date, the Officer will not directly or indirectly through any other Person (i) induce or attempt to induce any employee or independent contractor of the Company or any Affiliate of the Company to leave the employ or service, as applicable, of the Company or such Affiliate, or in any way interfere with the relationship between the Company or any such Affiliate, on the one hand, and any employee or independent contractor thereof, on the other hand, or (ii) hire any person who was an employee of the Company or any Affiliate of the Company until twelve (12) months after such individual’s employment relationship with the Company or such Affiliate has been terminated.

6.4Non-Solicitation of Customers. During the Period of Employment and for a period of twelve (12) months after the Severance Date, the Officer will not directly or indirectly through any other Person influence or attempt to influence customers, vendors, suppliers, licensors, lessors, joint venturers, associates, consultants, agents, or partners of the Company or any Affiliate of the Company to divert their business away from the Company or such Affiliate, and the Officer will not otherwise interfere with, disrupt or attempt to disrupt the business relationships, contractual or otherwise, between the Company or any Affiliate of the Company, on the one hand, and any of its or their customers, suppliers, vendors, lessors, licensors, joint venturers, associates, officers, employees, consultants, managers, partners, members or investors, on the other hand.

6.5Nondisparagement. For the Period of Employment and five years thereafter, the Officer and the Company (acting through any of its executive officers or directors), acknowledge and agree that neither party will defame, disparage or publicly criticize, directly or through another Person, the services, business or reputation of the Company or any of its officers, directors, partners, employees, Affiliates or agents, on the one hand, or the Officer, on the other, in either a professional or personal manner.

6.6Understanding of Covenants. The Officer acknowledges that, in the course of her employment with the Company and/or its Affiliates and their predecessors, she has become familiar, or will become familiar, with the Company’s and its Affiliates’ and their predecessors’ trade secrets and with other confidential and proprietary information concerning the Company, its Affiliates and their respective predecessors and that her services have been and will be of special, unique and extraordinary value to the Company and its Affiliates. The Officer agrees that the foregoing covenants set forth in this Section 6 (together, the “Restrictive Covenants”) are reasonable and necessary to protect the Company’s and its Affiliates’ trade secrets and other confidential and proprietary information, good will, stable workforce, and customer relations.

Without limiting the generality of the Officer’s agreement in the preceding paragraph, the Officer (i) represents that she is familiar with and has carefully considered the Restrictive Covenants, (ii) represents that she is fully aware of her obligations hereunder, (iii) agrees to the reasonableness of the length of time, scope and geographic coverage, as applicable, of the Restrictive Covenants, (iv) agrees that the Company and its Affiliates currently conducts business throughout the Restricted Area, and (v) agrees that the Restrictive Covenants will continue in effect for the applicable periods set forth above in this Section 6 regardless of whether the Officer is then entitled to receive severance pay or benefits from the Company. The Officer understands that the Restrictive Covenants may limit her ability to earn a livelihood in a business similar to the business of the Company and any of its Affiliates, but she nevertheless believes that she has received and will receive sufficient consideration and other benefits as an employee of the Company and as otherwise provided hereunder or as described in the recitals hereto to clearly justify such restrictions which, in any event (given her education, skills and ability), the Officer does not believe would prevent her from otherwise earning a living. The Officer agrees that the Restrictive Covenants do not confer a benefit upon the Company disproportionate to the detriment of the Officer.

6.7Enforcement. The Officer agrees that the Officer’s services are unique and that she has access to Confidential Information and Work Product. Accordingly, the Officer agrees that a breach by the Officer of any of the covenants in this Section 6 would cause immediate and irreparable harm to the Company that would be difficult or impossible to measure, and that damages to the Company for any such injury would therefore be an inadequate remedy for any such breach. Therefore, the Officer agrees that in the event of any breach or threatened breach of any provision of this Section 6 or any similar provision, the Company shall be entitled, in addition to and without limitation upon all other remedies the Company may have under this Agreement, at law or otherwise, to obtain specific performance, injunctive relief and/or other appropriate relief (without posting any bond or deposit) in order to enforce or prevent any violations of the provisions of this Section 6 or any similar provision, as the case may be, and/or require the Officer to account for and pay over to the Company all compensation, profits, moneys, accruals, increments or other benefits derived from or received as a result of any transactions constituting a breach of this Section 6 or any similar provision, as the case may be, if and when final judgment of a court of competent jurisdiction or arbitrator is so entered against the Officer. The Officer further agrees that for the applicable period of time any Restrictive Covenant is in effect following the Severance Date, as determined pursuant to the foregoing provisions of this Section 6, such period of time shall be extended by the same amount of time that Officer is in breach of any Restrictive Covenant. Any action to enforce this Agreement pursuant to this Section 6.7 shall be instituted in the United States Federal Court for the District of Kansas or the courts of the State of Kansas located in Johnson County, Kansas, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of process, summons, notice or other document by mail to such party’s address set forth herein shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

6.8The Officer agrees to execute any additional documentation as may reasonably be requested by the Company in furtherance of the enforcement of any Restrictive Covenant.

7.	Withholding Taxes. Notwithstanding anything else herein to the contrary, the Company may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Agreement such federal, state and local income, employment, or other taxes as may be required to be withheld pursuant to any applicable law or regulation.
8.	Successors and Assigns.

8.1This Agreement is personal to the Officer and without the prior written consent of the

Company shall not be assignable by the Officer otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Officer’s legal representatives.

8.2This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any assignee or successor to all or substantially all of the Company’s assets, as applicable, which assumes this Agreement by operation of law or otherwise.

9.	Number and Gender; Examples. Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates.
10.	Section Headings. The section headings of, and titles of paragraphs and subparagraphs contained in, this Agreement are for the purpose of convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation thereof.

11.	Governing Law; Arbitration; Waiver of Jury Trial.
11.1

THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF DELAWARE WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.

11.2

Except for the limited purpose provided in Section 6.7, any legal dispute related to this Agreement and/or any claim related to this Agreement, or breach thereof, shall, in lieu of being submitted to a court of law, be submitted to arbitration, in accordance with the applicable dispute resolution procedures of the American Arbitration Association. The award of the arbitrator shall be final and binding upon the parties. The parties hereto agree that (i) one arbitrator shall be selected pursuant to the rules and procedures of the American Arbitration Association, (ii) the arbitrator shall have the power to award injunctive relief or to direct specific performance, (iii) each of the parties, unless otherwise required by applicable law, shall bear its own attorneys’ fees, costs and expenses and an equal share of the arbitrator’s and administrative fees of arbitration and the arbitrator shall award to the prevailing party a sum equal to that party’s share of the arbitrator’s and administrative fees of arbitration, and (iv) the arbitration shall be conducted in Johnson County, Kansas. Nothing in this Section 11 shall be construed as providing the Officer a cause of action, remedy or procedure that the Officer would not otherwise have under this Agreement or the law.

11.3	EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM

ARISING OUT OF OR RELATING TO THIS AGREEMENT.

12.	Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by an arbitrator or court of competent jurisdiction to be invalid, prohibited or unenforceable under any present or future law, and if the rights and obligations of any party under this Agreement will not be materially and adversely affected thereby, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction, and to this end the provisions of this Agreement are declared to be severable; furthermore, in lieu of such invalid or unenforceable provision there will be added automatically as a part of this Agreement, a legal, valid and enforceable provision as similar in terms to such invalid or unenforceable provision as may be possible. Notwithstanding the foregoing, if such provision could be more narrowly drawn (as to geographic scope, period of duration or otherwise) so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

13.	Entire Agreement. This Agreement embodies the entire agreement of the parties hereto respecting the matters within its scope. This Agreement supersedes all prior and contemporaneous agreements of the parties hereto that directly or indirectly bears upon the subject matter hereof, including, without limitation, any term sheet prepared in connection herewith. Any prior negotiations, correspondence, agreements, proposals or understandings relating to the subject matter hereof shall be deemed to have been merged into this Agreement, and to the extent inconsistent herewith, such negotiations, correspondence, agreements, proposals, or understandings shall be deemed to be of no force or effect. There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as expressly set forth herein. Notwithstanding the foregoing integration provisions, the Officer acknowledges having received and read the Company’s code of ethics and agrees to conduct herself in accordance therewith as in effect from time to time.
14.	Modifications. This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by both of the parties hereto.
15.	Waiver. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.
16.	Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, transmitted via telecopier, mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated or at such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder and received when delivered personally, when received if transmitted via telecopier, five days after deposit in the U.S. mail and one day after deposit on a weekday with a reputable overnight courier service.

if to the Company:

AMC Entertainment Holdings, Inc.

11500 Ash Street

Leawood, KS 66211

Facsimile: 913-213-2059

Attn: Chief Executive Officer

General Counsel

if to the Officer, to the address most recently on file in the payroll records of the Company.

17.	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

18.	Legal Counsel; Mutual Drafting. Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice. Each party has cooperated in the drafting, negotiation and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language. The Officer agrees and acknowledges that Officer has read and understands this Agreement, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Agreement and has had ample opportunity to do so.

THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

[The remainder of this page has intentionally been left blank.]

IN WITNESS WHEREOF, the Company and the Officer have executed this Agreement as of the day and year first set forth above.

“COMPANY”

AMC Entertainment Holdings, Inc.

By: /s/ Carla Chavarria

Carla Chavarria

“OFFICER”

By: /s/ Nicole Denson-Randolph

Nicole Denson-Randolph

Exhibit A

FORM OF RELEASE1

1.Release by Officer. (the “Officer”), on their own
behalf, on behalf of any entities Officer controls and on behalf of Officer’s descendants, dependents, heirs, executors, administrators, assigns and successors, and each of them, hereby acknowledges full and complete satisfaction of and releases and discharges and covenants not to sue AMC ENTERTAINMENT HOLDINGS, INC. , a Delaware corporation (the “Company”), its divisions, subsidiaries, parents, or affiliated corporations, and each of its and their employees, officers and directors, past and present, and each of them, as well as its assignees and successors (individually and collectively, “Company Releasees”), from and with respect to any and all claims, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected, arising out of or in any way connected, in whole or in part, with the Officer’s employment, the termination thereof, or any other relationship with or interest in the Company, including without limiting the generality of the foregoing, any claim for severance pay, profit sharing, bonus or similar benefit, pension, retirement, life insurance, health or medical insurance or any other fringe benefit, or disability, or any other claims, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected, resulting from or arising out of, in whole or in part, any act or omission by or on the part of Company Releasees committed or omitted prior to the date of this release agreement (this “Agreement”), including, without limiting the generality of the foregoing, any claim under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act, or any other federal, state or local law, regulation or ordinance; provided, however, that the foregoing release does not apply to any obligation of the Company to the Officer pursuant to the benefits due to the Officer in connection with the execution and delivery of this Release Agreement pursuant to Officer’s employment agreement with dated as of

, 20___ by and between the Company and the Officer. In addition, this release does not cover any claim that cannot be released as a matter of applicable law.

2.Waiver of Civil Code Section 1542. This Agreement is intended to be effective as a general release of and bar to each and every claim, agreement, obligation, demand and cause of action hereinabove specified (collectively, the “Claims”). Accordingly, the Officer hereby expressly waives any rights and benefits conferred by Section 1542 of the California Civil Code as to the Claims. Section 1542 of the California Civil Code provides:

“A GENERAL RELEASE DOES NOT EXTEND TO A CLAIM WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

The Officer acknowledges that Officer later may discover claims, demands, causes of action or facts in addition to or different from those which the Officer now knows or believes to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected its terms. Nevertheless, the Officer hereby waives, as to the Claims, any claims, demands, and causes of action that might arise as a result of such different or additional claims, demands, causes of action or facts.

1 Subject to revision to the extent advisable based on changes in law or legal interpretation.

3.ADEA Waiver. The Officer expressly acknowledges and agrees that by entering into this Agreement, Officer is waiving any and all rights or claims that Officer may have arising under the Age Discrimination in Employment Act of 1967, as amended, which have arisen on or before the date of execution of this Agreement. The Officer further expressly acknowledges and agrees that:
(a)	In return for this Agreement, Officer he/she will receive consideration beyond that to which Officer would have been entitled had Officer not entered into this Agreement;
(b)	He/She is hereby advised in writing by this Agreement to consult with an attorney before signing this Agreement;
(c)	He/She was given a copy of this Agreement on [____, 20__] and informed that they had twenty-one (21) days within which to consider the Agreement; and
(d)	He/She was informed that they have seven (7) days following the date of execution of the Agreement in which to revoke the Agreement.
4.No Transferred Claims. The Officer represents and warrants to the Company that Officer has not heretofore assigned or transferred to any person other than the Company any released matter or any part or portion thereof.2

The undersigned has read and understands the consequences of this Agreement and voluntarily signs it. The undersigned declares under penalty of perjury under the laws of the State of [Delaware] that the foregoing is true and correct.

EXECUTED thisday of 20__, atCounty, [State].

“Officer”

Name

Acknowledged and agreed:

AMC ENTERTAINMENT HOLDINGS, INC. on behalf of itself and its divisions, subsidiaries, parents, and affiliated companies, past and present, and each of them

By:

Name:

Title:

2 If requested by the Company, the Officer shall provide a separate release from the Officer’s spouse at the time of execution.